Exhibit 10.3

AMENDMENT TO

THE 1994 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Effective as of September 27, 2007, the 1994 Restricted Stock Plan for Non-Employee Directors was amended as follows:

Section 6 was amended to read in its entirety as follows:

Section 6. Adjustments. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee shall make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate in the number and class of shares authorized to be granted hereunder.

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